EXCLUSIVE DISTRIBUTORSHIP AGREEMENT


     AGREEMENT, made and entered into in Reno, Nevada, this ____ day of __________, 1993 between Sodak Gaming Services, a South Dakota corporation (hereinafter referred to as "SGS"); Mike Wordeman, an individual; and IGT, 520 South Rock Boulevard, Reno, Nevada, ("IGT").

     IT IS AGREED AS FOLLOWS:

     1.   EXCLUSIVE REPRESENTATION FOR SPECIFIC TERRITORY:

          A. Grant of Territory and Marketing Privileges: IGT, subject to the Operating Requirements set forth below and the other limitations, terms and conditions set forth herein, grants to SGS: the sole and exclusive, non-transferable license to purchase for resale, sell, promote the sale, and distribute IGT Products lawfully approved for sale in North Dakota, South Dakota, Wyoming, and for Native American Reservations located in the 48 contiguous States (except and excluding Nevada, New Jersey and the non-contiguous States Hawaii and Alaska) and to Indians, aboriginal peoples or Native peoples in Provinces of Canada where gaming activity is approved by the appropriate Canadian entity and Sodak is licensed or approved to distribute IGT Products. "IGT Products" shall mean IGT manufactured or assembled gaming devices, slot machines, terminals developed and offered by IGT as video terminals for a lottery, and IGT-distributed gaming machines designed or manufactured by others. It is acknowledged and agreed that this grant does not include, and no rights accrue to SGS hereunder, as to IGT linked progressive system products, Special Products, or system management operations conducted in whole or part by IGT; or to non-gaming applications of IGT Products or Special Products.
All other distributorship arrangements, agreements or understandings between the parties, except the Wisconsin and South Dakota Indian Gaming Interlink Agreement ("Interlink Agreement"), are herewith fully terminated, including without limitation the prior agreements of August 10, October 28, 1989, February 5, 1990 and January 21, 1991, and April 28, 1992 and all modifications to said agreements, it being the intention of the parties that this Agreement and the Interlink Agreement as amended from time to time shall be the sole distributorship agreements between the parties.

          B. Acceptance: SGS hereby accepts the above exclusive non-transferable license to sell, distribute, and promote IGT Products in said territory, as limited, and agrees to use its best efforts in selling and distributing IGT Products in the territory. Further, so long as this Agreement is in force and effect, SGS and all affiliates of SGS agree that they, and each of them, shall not anywhere in North America directly or indirectly solicit orders for, sell, lease, promote the sale or otherwise deal in products which compete with or are similar to systems or devices manufactured by IGT. Notwithstanding the foregoing, SGS may manufacture, promote the sale of, and distribute specialty manufactured gaming equipment or supplies as specified in Exhibit A, attached hereto and incorporated herein, which Exhibit A may be amended from time to time by written agreement between IGT and SGS. As used herein, "affiliate" shall be any company or business entity of which SGS directly or through a subsidiary owns ten percent (10%) or more of the outstanding equity interests, or any company, business entity or person which directly or indirectly holds five percent (5%) or more of SGS (excluding Promus Corporation) or is an officer of SGS.

          C.   Specific Reservations:

               i. Special Products: SGS shall, within the guidelines provided in writing by IGT from time to time, solicit offers only within the territory for Special Products. "Special Products", as used herein, means IGT linked progressive systems, keno systems, live game systems, non-video lottery systems, and products not offered for sale by IGT to gaming or government customers of IGT. All such offers shall be subject to acceptance by IGT in its sole discretion. The parties specifically reserve the dealings as between IGT and SGS for future negotiations as to each transaction that presents itself.

               ii. Special Customers: Notwithstanding anything in this Agreement to the contrary, IGT may deal directly with any retail customer where that customer has operations inside and outside the territory and insists upon dealing with IGT directly. In all such instances, SGS shall receive a five percent (5%) commission rateably as IGT is paid on the actual sales price to IGT less shipping, taxes and all costs attendant to delivery, which costs are not reimbursed by such customer to IGT. In addition to the referenced five percent (5%) commission, IGT shall pay Sodak on a prorated basis, that portion of the actual costs incurred by Sodak as of the date of sale by IGT pursuant to this provision which is attributable to the development of the state within which the customer in question is located as a market for IGT Products [method to be discussed]. It is understood and agreed that Sodak is not entitled to a commission for any sale or lease of gaming or lottery equipment to any Provincial Government for use in any Canadian Province.

               iii. Used Trade-Ins: SGS agrees it shall observe the territorial structure of IGT marketing to ensure orderly distribution of IGT Products. Should SGS receive used equipment as trade-ins on new sales of IGT Products, it may sell such used equipment even if it is not an IGT Product. If such used equipment is sold for use outside the territory, SGS agrees to pay no less than five percent (5%) commission on the sales price of said used equipment to IGT or the IGT distributor for the location in which the equipment is to be used.

          D. Term: Except as provided in Paragraph 8, this Agreement shall commence on the date set forth above and continue for five (5) years. At the end of said five (5) years, this Agreement shall continue from year to year upon the terms and conditions set forth herein, unless canceled by either party by written notice delivered at least ninety (90) days prior to a proposed termination at the end of said five (5) years or any year continuance thereafter.

          E. Models/Display Machines: IGT may, from time to time, change the design or specifications for IGT Products and Special Products and shall designate the specific machine models of any and all of the machines to be offered to SGS from the entire range of IGT Products and Special Products licensed by the applicable licensing body for the specific jurisdiction involved, during the term of this Agreement.

          F. Standard Machine Specifications: IGT agrees that all IGT machines provided to SGS shall conform to the specifications of machines licensed by the appropriate licensing agency for the destination within the territory which SGS designates the machines to be bound. Any change of or addition to said specifications by SGS shall only be at the prior approval of IGT and pursuant to changes authorized by said appropriate governmental agency. Any change required by governmental authority having responsibility for the licensure or approval of gaming machines shall be deemed approved by the parties and shall be a standard specification to be implemented by SGS and IGT. Any change thus required shall be deemed to require a change, as specifically designated by IGT in its sole discretion, to the list price otherwise applicable. Any retrofit shall be at SGS's cost.

          G. Manufacturer's Limited Warranty: IGT warrants all equipment, parts, supplies and accessories to be in satisfactory operating condition at the time of shipment from Reno, Nevada. Any minor repairs, exchanges of parts and adjustments necessary to maintain satisfactory operating conditions of equipment after delivery to SGS shall be the responsibility of SGS, except that, in light of the special circumstances of the distances in the territory, IGT will replace or repair any IGT part or component which is defective because of the fault of IGT, PROVIDED these defective elements are returned to IGT by SGS, shipment at SGS's expense, within ninety (90) days of shipment from Reno. THE WARRANTY STATED IN THIS PARAGRAPH IS EXCLUSIVE AND IS IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PURPOSE. IGT shall not be liable to SGS and/or any customer of SGS for any claim and/or damages including any labor costs, lost profits, and/or consequential damages. IGT shall defend, indemnify and hold harmless SGS from and against any and all claims, demands, suits, and/or causes of action which arise or have arisen either directly or indirectly as a result of, or in connection with any patent or copyright matters as to IGT products or special products, save and except for machines and devices manufactured by others.

          H.   Price/Payment for IGT Products:

               i. IGT Products: IGT shall sell to SGS the IGT Products (except custom alterations and parts and except Special Products) at IGT's then current retail list price, as established by IGT in its sole discretion and provided to SGS from time to time in writing by IGT, F.O.B. Reno, Nevada, minus twenty-five percent (25%) as to all IGT Products (except non-Indian Reservation lottery terminals, which terminals shall be list minus twenty percent (20%)), plus sales taxes, shipping charges and all costs attendant to delivery to SGS. A standard IGT Product is that item which has, prior to the time of customer order, been designed and released to production by IGT and designated as available for sale in the territory. Anything different from or in addition to a standard product is a custom alteration. All custom alterations to IGT's standard products shall be sold to SGS at IGT's then quoted hourly rate plus materials minus twenty-five percent (25%). IGT shall specify custom work prior to acceptance of the purchase order, and shall provide SGS a written estimate of the custom charges. SGS must accept the estimate price in writing before it shall be bound to purchase the custom alteration.

               ii. Written Orders for IGT Products: All orders for IGT Products shall be in writing on forms provided by IGT, signed by an authorized employee of SGS. No order by SGS or any of its employees shall be binding upon IGT until the same is formally accepted in writing by an authorized employee of IGT at IGT's office in Reno. Once accepted by IGT, an order may be canceled or modified only by mutual consent, subject to payment to IGT by SGS of expenditures incurred by IGT in connection with the order which are not reasonably recoverable.

               iii. Payment by SGS for IGT Products: Unless otherwise specified in writing at the time of order, payment in full by SGS shall be made to IGT for IGT Products and custom alterations within ninety (90) days from the date of delivery to the carrier for shipment. If such payment is made in full within ninety (90) days, no interest charge shall be applied. Payment for IGT orders shall be in U.S. dollars to IGT's Reno office. As to sales on other than 90 day terms, payment in full shall be made in not more than thirty-six (36) equal monthly installments of principal, pursuant to such terms as is specified by SGS in the sales order, together with interest at the rate of two percent (2%) over the prime lending rate as quoted from time to time by First Interstate Bank, Los Angeles office; prepayment may be made at anytime without penalty; payment and interest to commence from the date of delivery to the carrier for shipment. Any and all amounts not timely paid shall accrue interest at a default interest rate of one and one-half percent (1.5%) per month on the unpaid balance of principal and accrued interest due. Payment in full by SGS shall be secured by an irrevocable standby letter of credit (or other form of guaranteed payment acceptable to IGT) in an amount up to fifty percent (50%) of the total outstanding balance due by SGS to IGT, which amount shall not be less than Six Million Dollars
($6,000,000.00).   The letters of credit shall be in a form
acceptable to IGT, to be drawn against only if payment is not received by IGT as specified herein. Said letters of credit shall be renewed not later than thirty (30) days before expiration, and IGT may be entitled to draw on existing letters of credit if such advance renewal is not secured. SGS shall be fully liable as to any deficiencies that may remain owed to IGT by SGS after said letter of credit draw.

          I. Manufacture and Delivery: To enable IGT to establish production schedules and place orders with its suppliers with adequate lead time, SGS will furnish IGT, unless otherwise specified by IGT, with monthly estimates of SGS's requirements for the next three (3) calendar months. A mutually agreed upon delivery schedule shall be established for each order. SGS will select the mode of transportation provided for all deliveries of IGT Products hereunder and shall be responsible to carriers for all charges and costs in effectuating delivery of the IGT Products to SGS at such places as may be mutually agreed from time-to-time. Each and every shipment shall be deemed delivered as of the date of receipt of delivery at IGT's warehouse docks, at either Reno, Nevada, by an authorized agent of SGS or the SGS-designated carrier.

          J. Risk of Loss: Whenever IGT shall cause to be manufactured and shipped any machines, parts, components or materials for delivery to SGS, the risk of loss shall be on IGT until actual delivery of said machines to SGS in Reno, Nevada, or its designated shipper, in Reno, Nevada, at which time the risk of loss shall pass to SGS; provided, however, that, if a machine, part, component, or material is returned to IGT pursuant to warranty herein, the risk of loss shall pass to IGT upon delivery to an authorized agent of IGT.

          K. Independent Status: All persons hired or employed by SGS in the discharge of this Agreement shall be considered employees of SGS and not of IGT and shall be solely and exclusively under SGS's direction and control. SGS agrees to obtain and maintain all business licenses necessary to its business, pay all applicable taxes and fees, and to employ all salesmen, servicemen or other persons only under terms by which IGT shall be released in writing from all indebtedness from SGS to such persons. SGS further agrees to have all persons employed by it properly covered by Workmen's Compensation or Employer's Liability Insurance, as required by law; and to assume and pay at its own cost all taxes and contributions required by an employer under any and all unemployment insurance, old age pensions and other applicable so-called social security acts. SGS specifically agrees that it shall be solely responsible for, and shall indemnify and save IGT harmless from, any and all loss, damage, and costs (including attorney's fees) that IGT may sustain, or become liable for, by reason of claims against IGT, on account of the acts of any employee or agent of SGS.

          L. Dealer Operating Requirements: To provide appropriate representation, and facilitate proper sale and servicing of IGT Products, Dealer shall establish and maintain places of business and/or agencies satisfactory to IGT, in its reasonable judgment, as to facilities, appearance, sales and service operations, parts inventory, and trained personnel and capital equipment. Such facilities shall be sufficiently established within the territory set forth above to adequately meet, within IGT's reasonable judgment, the needs of customers within each jurisdiction for which IGT Products are located within the said territory.

          M. Trade Name: The names IGT, and International Game Technology, and the names of its products, are registered and/or are the exclusive property of IGT; and nothing herein contained shall give to SGS any interest in these names, except the right to use them during the term of this Agreement in connection with the lease, operation, service or repair of the machines as provided herein or applications for necessary permits. Upon termination of this Agreement for whatever cause, SGS shall abandon at once the use of the names IGT, or International Game Technology or any similar name or colorable imitation, or misleading name.

          N. Advertising: In the event IGT shall supply SGS advertising material relative to any of its products, SGS shall display such advertising material as directed by IGT, and in the absence of instructions, SGS upon receipt of such materials, shall promptly display them in a conspicuous and prominent manner.

     2.   INSTALLATION, MAINTENANCE, PARTS AND SERVICE:

          A. Purchase of Inventory: SGS shall maintain, at its cost, a stock of spare parts adequate to timely meet the needs of its customers and its obligations under this Agreement.

          B. Provision for Service: SGS shall make available and offer to SGS customers within the territory set forth above through its own employees or agents, parts and repair service at no cost to said customers during the first ninety (90) days following installation for all IGT Products sold or leased in the said territory. SGS shall provide installation, parts, and repair service not covered by the ninety (90) day parts and service warranty, for all IGT Products and Special Products within the territory, at such rates and charges as are competitive in the industry and shall make a good faith effort with such service to maintain the reputation of IGT, subject to all Foreign, Federal, State and Local laws, statutes, ordinances, regulations and lawful requirements of the gaming authorities regarding the engagement in such services.

          C. Price of Parts: Except as provided by warranty herein and except as to parts specified in writing from time to time by IGT to SGS for which a designated price to SGS is made, the price of standard IGT manufactured parts and components, parts obtained by IGT from other suppliers provided to SGS shall be at the then IGT retail list price, as determined solely by IGT and provided in writing to SGS from time to time, minus thirty percent (30%) of said price. A standard IGT part is that item which has, prior to the time of customer order, been designed and released to production by IGT; anything different from or in addition to a standard part is a custom alteration; all custom alterations to IGT's standard parts shall be sold to SGS at IGT's then quoted hourly rate minus twenty-five percent (25%). All prices for IGT parts are F.O.B. Reno, Nevada, to which shall be added applicable sales tax, shipping and all other costs attendant to delivery to SGS.

          D. Method of Order and Payment: An order for parts or components shall be in writing specifying the SGS ordering agent, order number, and sufficiently detailed specifications for identification of the kind and quantity of the items ordered. Payment in full shall be made in full, secured by standby irrevocable letter of credit or other guaranteed payment acceptable to IGT, from a bank acceptable to IGT, within ninety (90) days of the date of delivery to SGS of each part sold to SGS. If said payment is not timely made, interest at one and one-half percent (1.5%) per month shall accrue on the outstanding balance of principal and accrued interest until paid in full. Payment for IGT orders shall be in U.S. Dollars to IGT's Reno, Nevada office.

          E. Delivery: Delivery of parts, components and materials shall be pursuant to the same terms and conditions as set forth above for delivery of IGT Products.

     3.   FACILITATION OF SALES AND SERVICE, IGT PROPRIETARY
INTERESTS: To facilitate said sales service by SGS, IGT agrees to provide SGS with schematics, wiring diagrams, maintenance and service manuals, and any other technical material as determined solely by IGT for appropriate IGT Products, special Products, and parts as ordered by SGS pursuant to this Agreement. IGT also agrees to train SGS technicians, provided SGS pays all expenses and travel costs incurred in such training. SGS agrees that the technical data not available in the normal course of business which is provided pursuant to this Paragraph and any and all modifications thereto from whatever party or source constitutes IGT proprietary information, and SGS, its employees and agents shall not disclose said information to any third party without the prior consent of IGT and shall not use such information to the detriment of IGT or its products. SGS specifically agrees that all software, processes, mechanisms, art work, trade names, systems and items whatsoever created, developed or originated by IGT and any and all modifications thereto from whatever source are and shall remain the sole property of IGT. This Paragraph shall survive termination of this Agreement for any reason and the parties agree damages are inadequate to remedy any breach hereof, and that injunctive relief is appropriate and may be granted by a court of competent jurisdiction to halt any such breach.

     4. ADDRESSES: Any written notice, or offer and reply required by this Agreement shall be effective by letter, telegram and/or telex and the same shall be addressed to:

     SGS

     Mike Wordeman

     Sodak Gaming Services
     c/o Mike Wordeman
     405 E. Omaha
     Rapid City, South Dakota  57701

     IGT

     John J. Russell
     520 South Rock Blvd.
     Reno, Nevada  89502
     U.S.A.

     5. SGS agrees that, to facilitate monitoring by IGT to assure satisfactory sales and service results, it will:

          A. Keep and provide IGT with access at all reasonable times to accurate accounts, books and records, and reports as to sales and service, including, but not limited to, warranty work, in such manner and form as IGT shall, from time to time, require; and

          B. Forward immediately to IGT every customer complaint and governmental order, advice, and communication relating to IGT
Products, Special Products, or IGT.

     6. WAIVER OF BREACH: The failure of either party to require the performance of any term of this Agreement or the waiver by either party of any breach under this Agreement shall not prevent a subsequent enforcement of such term, nor be deemed a waiver of any subsequent breach.

     7. BENEFIT: Except as otherwise expressly provided above, this Agreement supersedes and cancels all prior understandings of the parties, including but not limited to the agreement between the parties dated August 10, 1989, October 28, 1989 and February 5, 1990 and all modifications to said Agreements; and shall be binding upon and inure to the benefit of the legal representatives, successors, and assigns of SGS and IGT; provided, however, that neither SGS nor Wordeman shall not assign any interest in this Agreement without the prior written approval of IGT.


     8.   EARLY TERMINATION:  Other than as provided in Paragraph
1.C. of this Agreement, the Agreement may be terminated as follows:

          A. By IGT: IGT may terminate this Agreement as to all or any part of the territory if:

               i. Upon ninety (90) days written notice delivered by IGT to SGS, if any ownership in SGS or control or control influence over SGS or its successors is held by or passed to any single person or single business entity which, in the reasonable belief of IGT, materially jeopardizes any license or approval or application by IGT or creates a material conflict of interest in such person or business entity with IGT and its products and such ownership or control influence is not forthwith removed, or if Wordeman either fails to maintain a substantial (5% or more) ownership of SGS or ceases his substantial involvement in the operation of SGS (including without limitation his resignation or termination from his positions as President and CEO of SGS) for any reason other than as a result of his death or total disability, without the prior written consent of IGT, which consent shall not be unreasonably withheld. Stock certificates evidencing at least five percent (5%) ownership by Wordeman of SGS shall be endorsed with a restrictive legend prohibiting transfer of said shares without the prior written consent of IGT;

               ii.  a.   If in the reasonable belief of IGT, SGS
has failed to maintain ethics, reputation, image, or customer relations in accordance with Industry standards (including without limitation, standards applicable to distributors licensed by the States of Nevada and New Jersey), and such failure is not corrected within ninety (90) days of receipt from IGT of written notice to Sodak of the specific nature of said failure and the action necessary to correct said failure; or

                    b. SGS has failed to provide its best effort to attain a reasonable level of sales performance and market or service from IGT Products or Special Products as to any specific jurisdiction within the territory, and such failure is not corrected within ninety (90) days of receipt from IGT of written notice to Sodak of the specific nature of said failure and the action necessary to correct said failure; or

                    c. If SGS has directly or indirectly offered any non-IGT Products which directly compete with IGT Products or IGT Special Products to the extent such activity is prohibited by Paragraph 1.B of this Agreement and if such activity is not corrected by Sodak within ninety (90) days of receipt from IGT of written notice by Sodak of the nature of the activity and the action necessary to correct said failure; or

                    d. If SGS has failed to comply with written IGT policies or procedures delivered to Sodak which shall be reasonable and consistent with industry norms if such failure has materially affected the ability of Sodak to perform its obligations imposed pursuant to this Agreement and if such failure is not corrected by Sodak within ninety (90) days of receipt from IGT of written notice by Sodak of the nature of said failure and the action necessary to correct said failure; or

                    e.   If SGS has failed to establish and
maintain sufficient facilities as to any specific jurisdiction within the territory, if such failure has materially affected the ability of Sodak to perform its obligations imposed pursuant to this Agreement and such failure is not corrected to the satisfaction of IGT within a reasonable time following receipt of written notice to Sodak of the specific nature of said failure and the action necessary to correct said failure; or

          B.   By Sodak:  Upon written notice delivered to IGT,
Sodak may terminate this Agreement if:

               i. In the reasonable belief of Sodak, a material defect or condition is contained within a significant number of IGT Products which render those products noncompetitive in the marketplace, or not fit for the use intended, and which defect or condition is not corrected within a reasonable time giving due regard to the nature of the defect.

          C. By Either Party: Upon written notice delivered to the other party, if:

               i. The other party has failed to observe all applicable laws or obtain any necessary license or approval from each gaming regulatory authority in each applicable jurisdiction within the territory; and such failure materially affects the performance of such other party or could materially affect the complaining party in its business elsewhere. In the event of the inability of Sodak to obtain a license or approval in a jurisdiction within the territory does not materially affect IGT's business elsewhere and if the failure is not corrected by Sodak within sixty (60) days of receipt of notice by Sodak of the nature of the failure, IGT may terminate the right of Sodak to distribute only in that jurisdiction within the territory;

               ii. The other party becomes insolvent, or files a petition for adjudication as bankrupt or insolvent, or executes an assignment for the benefit of creditors, or has a receiver appointed for it for any reason; or

               iii. The other party materially breaches this Agreement.

     9. EFFECT OF TERMINATION: OBLIGATION OF THE PARTIES: Upon the termination of this Agreement for any reason, the rights of each to payment on account of the sale of equipment or services already performed when this Agreement was in effect shall not be impaired. Upon such termination, each party shall cooperate with the other to effect a smooth termination, with minimum economic harm to each party and with regard to the best interests of customers, and to reimburse the other in a commercially reasonable fashion for any expenses incurred by it at the request of the first party. Upon the termination of this Agreement, SGS will turn over to IGT copies of all records relating to proprietary information, confidential information, service activities on IGT Products and Special Products. Further, upon termination, either party, subject to the proprietary rights set forth above, shall have the right to develop, manufacture and sell, lease or otherwise distribute or operate any and all products in the territory.

     10. GAMING LAWS: This Agreement is intended to only authorize and facilitate the sale, service, and/or distribution of slot machines and related products in a lawful manner, and is subject to and conditioned upon all applicable Federal, state and local laws dealing with such machines. This Agreement shall not be deemed to require or authorize any act or transaction except as may be in full compliance with all such legal requirements. It is specifically agreed by SGS that it shall scrupulously observe all applicable federal, state and tribal laws relating to the activities contemplated by this Agreement. This Agreement and the rights of the parties shall be construed in accordance with the law of the State of Nevada. Each party hereto agrees to take all lawful actions necessary and make every lawful effort to procure and maintain all required Foreign, Federal, State and local licenses and approvals for compliance with such legal requirements.

          A. IGT agrees that it shall pay all costs of licensing proceedings, governmental investigation and approval required by Foreign, Federal, State, and local laws, regulations, ordinances or statutes as to IGT, its stockholders, agents, employees or assigns and as to IGT-offered slot and/or any modifications, components, parts or materials of IGT-offered slot machines.


          B. SGS agrees that it shall, at no cost to IGT, take all necessary actions as liaison between IGT and governmental authorities to coordinate and facilitate governmental investigation of IGT-offered machines, including facilitation of location testing of such machines, if such is required.

          C. SGS agrees that it shall pay all costs of licensing proceedings, governmental investigations, and approval required by Foreign, Federal, State, or local laws, regulations, ordinances or statutes as to SGS, its stockholders, agents, employees or assigns.

     11. FORCE MAJEURE: IGT shall not be liable for any commissions or damages resulting from failure to accept or fill any order or orders for IGT Products, Special Products, or parts hereunder, either in whole or in part, when any such failure shall be due to any one or more of the following causes: orders or instructions issued by representatives of the governments of the United States or Australia, or of any state, territory or district of the United States or Australia, or of any municipality, or other political or governmental division of any such state, territory or district, or on account of IGT's inability to make complete deliveries of all of its contracts because of the scarcity of labor or materials used in manufacturing its products, or on account of fires, strikes, lockouts, differences with workmen, accidents to machinery, or orders, decrees or judgments of any court, or any cause not within the direct control of IGT after a good faith effort.

     DATED as first set forth above.

     SGS

     BY:_____________________________________

     IGT

     BY:_____________________________________


     For full and adequate consideration, I acknowledge the personal restrictions placed upon me by Paragraphs 1.A, 1.B, and 8.A above, and specifically agree to abide by said terms and restrictions.

     ________________________________________
          Mike Wordeman, an individual

     ________________________________________
          Date